Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Stock and Cash Dividend

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--June 2, 2009--Cornerstone Bancshares, Inc. (OTCBB: CSBQ) today announced the following:

Cornerstone Bancshares, Inc.’s Board of Directors has approved distribution to shareholders of record a dividend payable in cash and common stock. The stock payment is payable in common stock at the rate of 0.8421 percent. The dividend rate means that 8.42 new dividend shares will be distributed for every 1,000 shares held on the record date. In addition, Cornerstone will pay a $0.03 cash dividend. The dividends will be issued to shareholders of record as of June 12, 2009 and will be paid July 3, 2009.

The dividend rate was determined to provide shareholders with new shares having a value of 4 cents for each share held on the record date, based on the Cornerstone average stock price on May 29th of $4.75 per share.

Dividend shares will be issued electronically and distributed as whole shares and issued in book entry form or uncertificated form and fractional shares will be issued as cash in lieu through Illinois Stock Transfer Company, Cornerstone’s transfer agent. Paper stock certificates for whole shares will be available upon request from our transfer agent.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with five branches and one loan production office in Dalton, GA, and one loan production office in Knoxville, TN, and $475 million in assets, specializing in business financial services.

CONTACT:
Cornerstone Bancshares, Inc., Chattanooga, TN
Frank Hughes, 423-385-3009
President & COO, Cornerstone Community Bank
Fax: 423-385-3100
fhughes@cscbank.com